Exhibit 99.1

NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD SALES AND
NET INCOME FOR FOURTH QUARTER AND FISCAL YEAR 2006

•                  FOR THE QUARTER ENDING MARCH 31, 2006:

•                  RECORD NET SALES OF $247.2 MILLION, UP 5.2% SEQUENTIALLY AND UP 18.8% FROM THE YEAR AGO QUARTER

•                  RECORD GROSS MARGIN OF 60.1%

•                  RECORD OPERATING PROFIT OF 36.2%

•                  RECORD GAAP NET INCOME OF 30.6% AND $75.6 MILLION

•                  NET CASH GENERATED OF $110 MILLION BEFORE DIVIDEND PAYMENT OF $40.5 MILLION

•                  INCREASED DIVIDEND BY 13.2% SEQUENTIALLY TO A RECORD 21.5 CENTS PER SHARE

•                  RECORD NEW BOOKINGS, WITH BOOK-TO-BILL RATIO OF 1.07 AND SEQUENTIALLY STRONGER BACKLOG FOR THE JUNE QUARTER

•                  FOR FISCAL YEAR 2006:

•                  RECORD NET SALES OF $927.9 MILLION, UP 9.6% FROM FISCAL YEAR 2005

•                  RECORD NON-GAAP NET INCOME OF $273 MILLION, EXCLUDING THE TAX EFFECT OF FOREIGN EARNINGS REPATRIATION. RECORD GAAP NET INCOME OF $242.4 MILLION.

•                  RECORD NON-GAAP EPS OF $1.27. RECORD GAAP EPS OF $1.13.

•                  RECORD NET CASH GENERATION OF $450 MILLION BEFORE DIVIDEND PAYMENTS OF $120 MILLION AND STOCK BUYBACK ACTIVITY OF $3 MILLION

CHANDLER, Arizona – April 25, 2006  – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported unaudited results for the three months ended March 31, 2006 and for the fiscal year ended March 31, 2006. Net sales for the fourth quarter of fiscal 2006 were a record $247.2 million, up 5.2% sequentially from sales of $234.9 million in the immediately preceding quarter, and up 18.8% from sales of $208.1 million in the prior year’s fourth quarter. GAAP net income for the fourth quarter of fiscal 2006 was a record $75.6 million, or 35 cents per diluted share, up 6.8% from non-GAAP net income of $70.7 million, or 33 cents per diluted share in the immediately preceding quarter, and up 34% from GAAP net income of $56.4 million, or 27 cents per diluted share in the prior year’s fourth quarter. GAAP net income in the

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology

Reports Fourth Quarter and

Fiscal Year 2006 Results

immediately preceding quarter was $40.1 million. Non-GAAP results exclude a tax charge in the third quarter of fiscal 2006 related to repatriation of foreign earnings under the American Jobs Creation Act of 2004. A reconciliation of non-GAAP and GAAP results is included in this press release.

Net sales for the fiscal year ended March 31, 2006 were $927.9 million, an increase of 9.6% from net sales of $846.9 million in the prior fiscal year. On a GAAP basis, net income for the fiscal year ended March 31, 2006 was $242.4 million, or $1.13 per diluted share, an increase of 13.4% from net income of $213.8 million, or $1.01 per diluted share in the prior year.

On a non-GAAP basis, net income for the fiscal year ended March 31, 2006 was $273 million, or $1.27 per diluted share, an increase of 20.4% from net income of $226.8 million, or $1.07 per diluted share in the prior year. Non-GAAP diluted earnings per share for fiscal years 2006 and 2005 exclude a tax charge related to repatriation of foreign earnings under the American Jobs Creation Act of 2004 and a special charge related to the settlement of patent license litigation, respectively. A reconciliation of non-GAAP and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 21.5 cents per share. The quarterly dividend is payable on May 23, 2006 to stockholders of record on May 9, 2006. Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

“We are very pleased to have delivered another record quarter in nearly every respect. Both our microcontroller and analog product revenues grew sequentially to record levels in the March 2006 quarter, allowing Microchip to achieve record net sales levels overall,” said Steve Sanghi, Microchip’s President and CEO. “While our overall microcontroller revenue grew 4.9% sequentially and 17.8% from the year ago quarter, our Flash microcontrollers were up a strong 9.6% sequentially and up 42% compared to the same quarter last fiscal year.”

Mr. Sanghi stated, “Our 16-bit microcontroller revenue exhibited very strong sequential revenue growth, increasing by approximately 46% to a new record, albeit from a small base. Microchip’s analog product revenue also delivered robust performance, growing approximately 17% sequentially, and 52% over the year ago quarter. In addition to continued healthy expansion in our core 8-bit microcontroller business, Microchip is gaining a strong foothold in these two very important and strategic market segments.”

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“Development systems continued to be shipped at a brisk pace during fiscal 2006, demonstrating strong customer demand for our products,” said Ganesh Moorthy, Vice President, Advanced Microcontroller and Memory Division. “During the fourth quarter of fiscal 2006 and for the fiscal year 2006 we shipped a record 19,991 and 73,705 systems, respectively.”

“Our continued strong performance is also a tribute to several initiatives over the last two years, where Microchip has taken increasingly higher levels of direct control of demand creation on our products,” Mr. Sanghi continued. “While the fulfillment of orders continues to be through distributors, Microchip has added significantly to direct sales, applications and training resources to accelerate design-in activity for our products. We are definitely pleased with the results.”

Mr. Sanghi said, “From a geographic perspective, Europe led this quarter’s growth with net sales up approximately 18% sequentially. The Americas delivered net sales growth of approximately 9% sequentially, while Asia net sales were lower by approximately 4%, reflecting the seasonal factors in that geography related to the Lunar New Year holidays.

“We achieved record gross and operating margins of 60.1% and 36.2% respectively in the March 2006 quarter, further evidencing our proprietary business model,” Mr. Sanghi added. “The record net sales as well as operating margin percentage enabled Microchip to achieve record GAAP net income of $75.6 million for the period.”

Mr. Sanghi continued, “We are also pleased to be increasing our quarterly dividend payment to our shareholders by 13.2% sequentially, to a record 21.5 cents per share. We continue to believe, based on investor feedback, that increasing dividends is a highly desirable way of returning additional value to our shareholders.”

“On a full fiscal year basis, we achieved record net sales in microcontrollers, analog products, gross margin percentage, operating margin percentage, earnings per share, net cash generation, and dividend payments,” Mr. Sanghi added.

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Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Inventory days on our balance sheet at the end of March were at 106 days, down 5 days from inventory levels at December 31, 2005. Inventory in the distribution channel at the end of March was 2.0 months, which is in the same range as it was at the end of December.”

“We generated net cash for the fourth quarter of fiscal 2006 of $110 million, before the payment of $40.5 million in dividends. For fiscal 2006, we generated net cash flow of approximately $450 million, before dividend payments of $120 million and stock buyback activity of $3 million,” Mr. Parnell added.

Mr. Sanghi concluded, “We achieved record bookings in the March quarter with an overall book-to-bill ratio of 1.07. Our starting backlog in the June quarter is higher than the levels entering the March quarter. Based on our assessment of the business, we expect net sales in the June 2006 quarter to be up 5% to 6% sequentially. Earnings per share are expected to be about 37 cents on a non-GAAP basis, excluding the effect of all stock-based compensation expense. EPS on a GAAP basis is expected to be about 35 cents.”

Microchip’s Recent Highlights:

•                  Microchip’s relentless production rollout of its 16-bit PIC24 microcontrollers and dsPIC® digital signal controllers (DSCs) continued with approximately 49 devices in four product families released to volume production.

•                  The Company introduced a new software library for its dsPIC DSCs. The G.168-standard compliant Line Echo Cancellation Library (SW300080-EVAL) offers telecom designers improved integration possibilities and the ability to reduce costs, due to Microchip’s unique licensing structure.

•                  The Company unveiled a new Production Programming Service for Microchip’s PIC® microcontrollers. In conjunction with its microchipDIRECT online purchasing site, all customers, regardless of order size, can now have their application code programmed into a PIC microcontroller prior to delivery.

•                  Microchip announced the signing of a patent license agreement with the German auto maker BMW AG. The agreement provides BMW access to Microchip-owned patents covering the use of microcontrollers/microprocessors in battery-monitoring sensors, including conventional 12V vehicles.

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•                  The Company continued to achieve recognition as a business and product leader, including the following awards:

1.               IEEE Phoenix’s “2005 Large Company of the Year”.

2.               Design News magazine named Microchip’s ENC28J60 Ethernet Controller the winner of their “Best Product, 2005 Golden Mousetrap Awards” in the Electronics, Digital Control/Embedded Computing category.

3.               Steve Sanghi was named “2006 Person of the Year” by the IndUS Business Journal.

4.               In the Design News 2005 Readers’ Choice Awards, Microchip was voted “Best Value, Electronics”.

•                  During the quarter, Microchip shipped 19,991 new development systems. This brisk pace demonstrates the continued strong acceptance of Microchip’s products. The total cumulative number of development systems shipped now stands at 432,016, and there was an increase of over 20,000 tools shipped in fiscal 2006 over fiscal 2005 — for a total of 73,705 shipped during the 2006 fiscal year.

•                  Microchip announced the new PIC18F45J10 family, which are some of the fastest 8-bit microcontrollers in the world to provide 32 Kbytes of Flash program memory in 28-pin packages.

•                  Microchip introduced new Flash PIC microcontrollers with certified Full-Speed USB 2.0 connectivity and 48 megahertz (MHz) operation, for 12 megabits-per-second (Mbps) data-transfer rates.

•                  Microchip now provides read-only-memory (ROM) PIC microcontrollers in the PIC16 family. The PIC16CR73, PIC16CR74, PIC16CR76 and PIC16CR77 (PIC16CR7X) general-purpose ROM microcontrollers are the first in a new series of ROM microcontrollers in the PIC16 and PIC18 families from Microchip. Manufacturers now have the option of switching between Flash and ROM memory types throughout development and production, which results in shorter time-to-market, reduced scrap and lower overall costs.

•                  The Company announced the world’s first SPI serial EEPROM memory products in a miniature, SOT-23 package. The 25xx010A, 25xx020A and 25xx040A EEPROMs extend Microchip’s SPI serial EEPROM product line into high-speed (10 MHz), low-density (1 - 2 Kb) applications.

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•                  Microchip announced an addition to its low-power, high-resolution delta-sigma A/D converter family. The MCP3550 joins the recently announced MCP3551 and MCP3553 A/D converters as one of the lowest power, smallest A/D converters on the market with greater than 16-bit resolution.

•                  The Company introduced the TC4451 and TC4452 Metal Oxide Semiconductor Field Effect Transistor (MOSFET) driver circuits. The new drivers offer peak output currents of 12 amperes, making them the highest-current MOSFET drivers offered by Microchip, and among the highest in the industry.

•                  Microchip unveiled a family of ten new voltage supervisors. The MCP13XX voltage supervisors offer a watchdog timer, manual reset, multiple combinations of push-pull or open-drain reset outputs, and factory trip-points from 2.0V to 4.7V in 100 mV increments, all in a small, 5-pin SOT-23 package.

•                  Microchip introduced a new family of positively regulated charge pump DC/DC converters that are among the most highly efficient charge pumps in the industry. The first fractional charge pumps in Microchip’s portfolio, the MCP1256, MCP1257, MCP1258 and MCP1259 devices consume very little power and help designers build more energy-efficient, longer-lasting dual-cell alkaline, Ni-Cd, Ni-MH, single-cell Mn02 and similar coin-cell battery systems.

•                  The Company announced a new family of low-power, low-voltage, 6-bit digital potentiometers. The MCP4011-MCP4014 digital potentiometers provide engineers with a digitally controlled solution that is cost- and size-competitive with current mechanical potentiometer solutions.

•                  The Company was named to the Sierra Club Mutual Funds’ approved list of Environmentally Qualified Investment companies. In order to be accepted into this select group of U.S.-based companies, which are qualified for investments by the Sierra Club Mutual Funds, Microchip had to pass more than 20 environmental and social screens.

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First Quarter Fiscal 2007 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

•                  Net sales for the quarter ending June 30, 2006 are currently anticipated to be up approximately 5% to 6% from the March 2006 quarter.

•                  Gross margins for the quarter ending June 30, 2006 are expected to be approximately 60.3% to 60.5%. Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the quarter ending June 30, 2006 are expected to be approximately 24.0% of net sales, prior to the effects of all stock-based compensation expense. Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•                  The tax rate for the quarter ending June 30, 2006 is anticipated to be approximately 24%.

•                  Earnings per diluted share for the quarter ending June 30, 2006 are anticipated to be approximately 35 cents on a GAAP basis, excluding the effect of all stock-based compensation expense, and about 37 cents on a non-GAAP basis.

•                  Inventories at June 30, 2006 are anticipated to be approximately 103 days, down approximately three days compared with the March 2006 quarter. The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for fiscal year 2007 are expected to total approximately $80 million. The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

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•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the June quarter of approximately $120 million before the dividend payment of approximately $46 million announced today. The amount of expected cash generation is before the effect of any stock buy-back activity.

•                  Microchip announced on April 22, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares. At March 31, 2006, approximately 1.5 million shares remained available for purchase under this program. Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

We provide non-GAAP financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors’ overall understanding of our core financial performance. We believe that our investors benefit from seeing our results “through the eyes” of management in addition to the GAAP presentation. Management measures enterprise performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results and comparisons to competitors’ core operating results as determined by management. Management believes that non-GAAP information allows for additional transparency and such information is used by management in its financial and operational decision making. The non-GAAP measures that management determines as being informative to investors focuses on the ongoing operations and the core results of our business. In the past, we have reported non-GAAP information to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting. This information is not in accordance with, or an alternative for, information prepared using generally accepted accounting principles (GAAP) in the United States. The historical non-GAAP information in this press release excludes items such as a special charge for a litigation settlement and a tax charge associated with the repatriation of foreign earnings under the America Jobs Creation Act of 2004, which may have a material effect on our net income (loss) and net income (loss) per share calculated in accordance with GAAP. We exclude these charges and the related tax benefit from the

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charges when analyzing our financial results as the items are distinguishable events and have no impact to our ongoing results of operations. We believe that by viewing our results of operations excluding these charges, investors are given an indication of the ongoing results of our operations. In addition, in this press release we have provided EPS guidance on a non-GAAP basis to exclude the effects of share-based compensation and the requirements of SFAS No. 123R, “Share-based Payment” (“123R”). This non-GAAP financial measure excludes the income statement effects of all forms of share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. We plan to report our future results on a GAAP basis and on a non-GAAP basis to exclude such 123R effects and will include a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP financial measures in our future announcements. We are disclosing this non-GAAP information to the public to enable investors to more easily assess our performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis with other companies that separately identify share-based compensation expenses. In particular, as we begin to apply 123R, we believe it is useful to investors to understand how the expenses and other adjustments associated with the application of 123R are being reflected on our income statements.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$247,172	$208,083	$927,893	$846,936
Cost of sales	98,626	88,732	377,016	362,961
Gross profit	148,546	119,351	550,877	483,975

Operating expenses:
Research and development	24,517	23,331	94,926	93,040
Selling, general and administrative	34,577	27,900	129,587	111,188
Special charges	0	0	0	21,100
	59,094	51,231	224,513	225,328

Operating income	89,452	68,120	326,364	258,647
Other income, net	9,980	6,094	32,821	18,621
Income before income taxes	99,432	74,214	359,185	277,268
Income taxes	23,864	17,811	116,816	63,483
Net income	$75,568	$56,403	$242,369	$213,785

Basic net income per share	$0.36	$0.27	$1.15	$1.03
Diluted net income per share	$0.35	$0.27	$1.13	$1.01

Basic shares used in calculation	211,781	207,385	210,104	206,740
Diluted shares used in calculation	217,111	211,778	215,024	211,962

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	March 31, 2005
	(Unaudited)

ASSETS

Cash and short-term investments	$764,764	$734,604
Accounts receivable, net	139,361	113,088
Inventories	115,024	103,728
Other current assets	99,680	123,928
Total current assets	1,118,829	1,075,348
Property, plant & equipment, net	659,972	693,302
Long-term investments	520,360	0
Other assets	51,435	48,904
Total assets	$2,350,596	$1,817,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$268,954	$45,454
Accounts payable and other accrued liabilities	240,534	169,481
Deferred income on shipments to distributors	99,481	91,730
Total current liabilities	608,969	306,665
Pension accrual	801	599
Deferred tax liability	14,637	24,556
Stockholders’ equity	1,726,189	1,485,734
Total liabilities and stockholders’ equity	$2,350,596	$1,817,554

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF GAAP INFORMATION TO NON-GAAP INFORMATION

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
GAAP net income	$75,568	$56,403	$242,369	$213,785
Special charges, net of tax
(1) Tax charge on repatriation	0	0	30,610	0
(2) Philips royalty settlement	0	0	0	12,976

Non-GAAP net income	$75,568	$56,403	$272,979	$226,761

Diluted GAAP net income per share	$0.35	$0.27	$1.13	$1.01
Diluted non-GAAP net income per share	$0.35	$0.27	$1.27	$1.07

Diluted shares used in calculation	217,111	211,778	215,024	211,962

(1)                      In the three-month period ended December 31, 2005, we recorded a tax charge of $30.6 million associated with the repatriation of foreign earnings under the America Jobs Creation Act of 2004.

(2)                      In the three-month period ended June 30, 2004, we recorded a special charge of $21.1 million with a related tax benefit of $8.1 million for a patent license litigation settlement with U.S. Philips Corporation and Philips Electronics North America Corp. (together “Philips”) which had been ongoing for the past several years. The settlement included a dismissal of the pending litigation and the cross-license of certain patents between Philips and Microchip.

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The financial results included in this release are unaudited. The complete, audited financial statements of the company for the year ended March 31, 2006 will be included in Microchip’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about June 25, 2006.

Conference Call and Updates:

Microchip will host a conference call today April 25, 2006 at 6:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until May 2, 2006.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) April 25, 2006 and will remain available until 5:00 p.m. (Eastern Time) on May 2, 2006. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 1432882.

Cautionary Statement:

The statements in this release relating to gaining a strong foothold in our analog and 16-bit microcontroller business, that increasing dividends is a highly desirable way of returning increasing value to our shareholders, our expectation of net sales growth of 5% to 6% sequentially and for GAAP EPS of approximately 35 cents and non-GAAP EPS of approximately 37 cents for the June 30, 2006 quarter, the continued strong acceptance of and strong customer demand for Microchip’s products, and the statements containing our guidance for the quarter ending June 30, 2006 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending June 30, 2006 and for fiscal 2007, net cash generation and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of

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our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this April 25, 2006 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC, dsPIC and MPLAB are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. I(2)C is a trademark of Philips. All other trademarks mentioned herein are property of their respective companies.

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